CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mazal Plant Pharmaceutical, Inc.

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 Amendment No. 1 of our report dated June 8, 2006 of Mazal Plant Pharmaceutical, Inc. (Formerly AKID Corporation) for the year ended December 31, 2005, included in the Registration Statement Form SB-2 Amendment No. 2 filed on July 10, 2006 of Mazal Plant Pharmaceutical, Inc., and to our report dated August 17, 2005 of AKID Corporation for the year ended December 31, 2004, included in the Proxy Statement Schedule 14A Information, and Form 8-K/A filed on September 2, 2005 of AKID Corporation.

Meyler & Company, LLC
Middletown, New Jersey
August 4, 2006